10f-3 REPORT

SMITH BARNEY INCOME FUNDS
SMITH BARNEY MUNICIPAL HIGH INCOME FUND

February 1, 2004 through July 31,2004

			Trade				                  % of
Issuer			Date	Selling Dealer	 Amount 	Price	  Issue (1)

California State G.O.  4/23/04	Merrill Lynch	 $2,000,000	$101.987   0.11

NYC Municipal Water    7/21/04  Siebert Brandford $2,000,000	$98.854	   3.33A

  Finance Authority               & Shank
  Water and Sewer
  System Revenue
  5.000% due 6/15/39


(1)  Represents purchases by all affiliated funds and discretionary accounts;

     may not exceed 25% of the principal amount of the offering.

A- Includes purchases of $3,000,000 by other affiliated mutual funds and discretionary accounts.